                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.  )

Filed by the Registrant [_]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement

[X] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12


                             Scott Paper Company
              ------------------------------------------------
              (Name of Registrant as Specified In Its Charter)

                             Scott Paper Company
              ------------------------------------------------
                 (Name of Person(s) Filing Proxy Statement)


Payment of Filing Fee (check the appropriate box):

[X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-
    6(i)(3).

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

    (2) Aggregate number of securities to which transaction applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*

    (4) Proposed maximum aggregate value of transaction:
- --------
*Set forth the amount on which the filing is calculated and state how it was determined.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount previously paid:

    (2) Form, Schedule or Registration Statement No.:

    (3) Filing Party:

    (4) Date Filed:

Notes:

                  [LOGO OF SCOTT PAPER COMPANY APPEARS HERE]

                             SCOTT PAPER COMPANY
                      SCOTT PLAZA, PHILADELPHIA PA 19113

                                                                     May 3, 1994

                               ----------------

                  NOTICE OF ADJOURNED MEETING OF SHAREHOLDERS

                        TO BE HELD FRIDAY, JUNE 3, 1994

                               ----------------

  The Annual Meeting of Shareholders of Scott Paper Company, a Pennsylvania corporation, was adjourned from its originally scheduled date and will now be held at 11:00 A.M. on Friday, June 3, 1994, at The Radisson Hotel-Philadelphia Airport, 500 Stevens Drive, Philadelphia, Pennsylvania. The meeting was adjourned to permit the selection by the Board of Directors of a new Chairman and Chief Executive Officer who could then stand for election as a Director by the shareholders at the meeting. Mr. Albert J. Dunlap was elected to those positions by the Board of Directors on April 19, 1994, and he is included among the nominees for Director.

  The meeting will be held for the following purposes:

    1. To elect thirteen Directors.
    2. To act on a proposal to approve the stock option and bonus provisions of the Employment Agreement between the Company and Mr. Dunlap.
    3. To act on proposals to approve the adoption of the portions of the 1994 Long-Term Incentive Plan relating to:
       (a) stock options;
       (b) restricted stock; and
       (c) performance shares.
    4. To act on a proposal to approve the appointment of auditors.
    5. To transact such other business as may properly come before the meeting.

  You have previously received a proxy statement dated March 11, 1994 (the "initial Proxy Statement") and proxy. The attached proxy statement (the "Supplemental Proxy Statement") is intended to supplement the initial Proxy Statement. The Supplemental Proxy Statement and the enclosed proxy relate only to Items 1 and 2 above. If you submitted the proxy distributed with the initial Proxy Statement, it will not be valid for Item 1, the election of Directors, but will continue to be valid for Items 3, 4 and 5 above. Please complete and submit the enclosed proxy to vote on Items 1 and 2 or, if you plan to attend the meeting, you may vote at that time.

  If a copy of the initial Proxy Statement or a proxy for the other matters of business to be conducted at the June 3, 1994 meeting is needed, it may be requested from the Secretary at the address or telephone number indicated on this Notice.

  Only holders of Common Shares of record at the close of business on February 18, 1994 will be entitled to vote at the meeting. In the absence of a quorum, the meeting will be adjourned until a time announced at the meeting at which adjourned meeting the shareholders in attendance, although less than a quorum, shall nevertheless constitute a quorum to elect Directors and, if the meeting has been adjourned for at least fifteen days, to act on all other matters included in this notice.

  Please sign, date and return, in the envelope provided, the enclosed proxy which is being solicited on behalf of the Company's Board of Directors. The proxy shows the form in which your Common Shares are registered. Your signature should be in the same form.

  If you need directions to the meeting, please call the undersigned at 610-522-5816.

                                                       Stephen D. Ford
                                                       Secretary

                              SCOTT PAPER COMPANY

                                                                     May 3, 1994

                                SUPPLEMENTAL
                               PROXY STATEMENT

                            PURPOSES OF THE MEETING

  This Supplemental Proxy Statement is being mailed on or about May 3, 1994, and is furnished for the solicitation of proxies for use at the Annual Meeting of Shareholders of Scott Paper Company, which has been adjourned from April 19, 1994 to June 3, 1994, and at any additional adjournments thereof. Action will be taken at the meeting upon the election of Directors, a proposal to approve the stock option and bonus provisions of the Employment Agreement between the Company and Mr. Albert J. Dunlap (the "Dunlap Proposal"; see below), three proposals to approve separate portions of the 1994 Long-Term Incentive Plan and a proposal to approve the appointment of auditors. This Supplemental Proxy Statement applies to the election of Directors and to the Dunlap Proposal. The initial Proxy Statement applies to the election of Directors other than Mr. Dunlap and to the remaining proposals.


                             VOTING AT THE MEETING

  Only the holders of Common Shares ("shares") of record at the close of business on February 18, 1994, are entitled to vote at the Meeting. As of that time there were 74,229,280 shares outstanding and entitled to be voted at the Meeting. Each holder of shares entitled to vote has the right to one vote for each share standing in his or her name on the books of the Company. However, in the election of Directors, voting may be cumulative so that each share has as many votes as there are Directors to be elected, and those votes may be distributed among the nominees in any way the shareholder desires. To vote cumulatively, the shareholder must write the words "cumulate for" followed by the name of the nominee or nominees selected on the line provided under Item 1 of the proxy.

  If instructions to the contrary are not given on the enclosed proxy, the shares will be voted in the election of Directors as specified below and for the Dunlap Proposal. The proxies being solicited may be voted cumulatively and the vote distributed among all or less than all of the nominees for election as Directors, if the proxy holders, in the exercise of their discretion, deem it desirable.

  The shares represented by each properly executed proxy will be voted in the manner specified by the shareholder. The execution of either the enclosed proxy or the proxy distributed with the initial Proxy Statement will not affect a shareholder's right to attend the Meeting and vote in person. A shareholder providing any proxy with respect to a matter to be acted upon at the Meeting, whether the enclosed proxy or the proxy distributed with the initial Proxy Statement, may revoke it at any time before the proxy is voted by executing and delivering a subsequently dated proxy, by giving written notice of revocation to the Secretary of the Company or by voting in person at the Meeting.

                             ELECTION OF DIRECTORS

  As stated in the initial Proxy Statement, thirteen Directors are to be elected, each to hold office until the next succeeding Annual Meeting of Shareholders and until his or her successor has been duly elected and qualified. The only change in nominees from those listed in the initial Proxy Statement is that Mr. Albert J. Dunlap has replaced Mr. Philip E. Lippincott as a nominee. As stated in the initial Proxy Statement, Mr. Lippincott, on November 29, 1993, announced his plan to retire as the Company's Chairman and Chief Executive Officer and as a Director when his successor had been duly elected and qualified. On April 19, 1994, Mr. Dunlap was elected by the Board of Directors as a Director, Chairman of the Board and Chief Executive Officer. The Board also approved Mr. Dunlap as a nominee for Director to stand for election at the Annual Meeting or any adjournments thereof. The Board accepted Mr. Lippincott's resignation from his executive positions and as a Director on April 19, 1994.

  Mr. Dunlap and the other nominees have consented to be named and to serve if elected. The Company does not presently know of anything that would preclude any nominee from serving if elected. If any nominee for any reason should become unable or unwilling to stand for election as a Director, either the shares represented by all proxies authorizing votes for that nominee will be voted for the election of such other person as the Board may recommend, or the number of Directors to be elected at the meeting will be reduced accordingly. Each nominee will be elected if he or she receives the affirmative vote of a plurality of the votes cast by holders of shares at the Meeting. Abstentions and broker non-votes will not be counted as votes cast.

  The following information is submitted concerning Mr. Dunlap. Reference is made to the initial Proxy Statement for information on the other nominees for election to the Board.

                      ALBERT J. DUNLAP, 56, Chairman of the Board and Chief
                    Executive Officer of the Company since April 19, 1994.
                    Formerly, Managing Director and Chief Executive Officer of
  [PHOTO OF         Consolidated Press Holdings Limited (Australian media,
ALBERT J. DUNLAP    chemicals and agricultural operations) from 1991 to 1993,
 APPEARS HERE]      Chairman and Chief Executive Officer of Gyrestar, Inc.
                    (investment company) for a portion of 1991, Chairman and Chief Executive Officer of Anglo Group plc (U.K. investment company) from 1989 to 1990, and Chairman and Chief Executive
                    Officer of GOSL Acquisition Corp. (timber, oil and gas operations) from 1986 to 1989.

                    Director of General Oriental Investments Limited.

                    Company Director since April 19, 1994.

                    As of April 26, 1994, Mr. Dunlap owned directly 51,416 shares of the Company. Of those shares, 26,316 shares were purchased by Mr. Dunlap from the Company pursuant to the Employment Agreement described under "Approval of Stock Option and Bonus Provisions of the Employment Agreement Between the Company and Albert J. Dunlap" on page 3 below.

                       APPROVAL OF STOCK OPTION AND BONUS
                     PROVISIONS OF THE EMPLOYMENT AGREEMENT
                    BETWEEN THE COMPANY AND ALBERT J. DUNLAP

          THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THIS PROPOSAL

  On April 19, 1994, the Company entered into an Employment Agreement (the "Agreement") with Mr. Dunlap. The Board of Directors is requesting shareholder approval of the portions of the Agreement containing Mr. Dunlap's performance-based incentive package. The performance-based incentive package consists of three components, (i) a stock option grant, (ii) annual incentive bonuses, and
(iii) if Mr. Dunlap's employment is terminated under certain circumstances, a termination bonus.

VOTE REQUIRED FOR APPROVAL

  The affirmative vote of the holders of a majority of the shares present or represented and entitled to vote at the Meeting is required to approve the stock option and bonus provisions of the Agreement. Since abstentions are counted as shares present or represented, they will have the legal effect of "no" votes. However, broker non-votes will not have any effect.

DESCRIPTION OF THE AGREEMENT

  In the Agreement, the Company has agreed to employ Mr. Dunlap as Chairman of the Board and Chief Executive Officer, and Mr. Dunlap has agreed to serve in such capacities, for an initial period of five years ending April 18, 1999, and for successive one-year renewal periods unless six months advance notice of termination is given by either party.

  Under the Agreement, Mr. Dunlap will be paid a base salary at an annual rate of $1,000,000. The Management Development and Executive Compensation Committee of the Board of Directors may increase Mr. Dunlap's base salary for any year after 1994, but may not reduce it after any such increase. The Agreement also provides for the payment to Mr. Dunlap of a special bonus for 1994 of $333,333 within 30 days after the date of the Agreement. The sum of Mr. Dunlap's base salary in 1994 and the special bonus may not exceed $1,000,000.

  Mr. Dunlap agreed to invest $1,000,000 in shares of the Company by purchasing 26,316 shares from the Company at a price of $38.00 per share, effective as of the date of the Agreement. The last sale price of the Company's shares on that date, as reported in The Wall Street Journal, New York Stock Exchange-- Composite Transactions, was $37.75.

 Stock Option Grant

  Subject to approval by the Company's shareholders at the Meeting, Mr. Dunlap received a one-time grant effective as of April 19, 1994 of options (the "Options") to purchase 750,000 shares at a price of $38.00 per share, on the terms that would apply if the Options were granted under the 1994 Long-Term Incentive Plan, except to the extent specifically modified by the Agreement (see "Termination and Change of Control Provisions" on page 5 below). For a description of the 1994 Long-Term Incentive Plan, see the initial Proxy Statement. The term of the Options is ten years, and they will vest at the rate of 20% on each of the first, second, third, fourth and fifth anniversaries of the grant date.

  To avoid increasing the dilutive effect of options on the Company's shareholders because of the grant to Mr. Dunlap, the Board of Directors has amended the 1994 Long-Term Incentive Plan to reduce the maximum number of shares with respect to which options may be granted from 3,600,000 to 2,850,000.

 Annual Incentive Bonus

  Subject to approval by the Company's shareholders at the Meeting, Mr. Dunlap will receive, in lieu of participation in any annual incentive plan of the Company, an annual incentive bonus for each Company fiscal year after 1994 if he is employed during the entire fiscal year. The amount of the bonus would equal 1.25% of the Company's net income for the year in excess of 10% of the average of the Company's shareholders' equity at the beginning and end of the year. The bonus would be payable in cash in the first quarter of the following year.

  If the incentive bonus provision of the Agreement had been in effect for any of the years 1991, 1992 or 1993, no incentive bonus would have been payable for those years.

 Termination Bonus

  Subject to approval by the Company's shareholders at the Meeting, Mr. Dunlap will receive a termination bonus for any fiscal year after 1995 in which his employment terminates, if the termination is due to death or disability, if it is by the Company other than for "cause," or if it is by Mr. Dunlap for "good reason" (including a change in control of the Company). No termination bonus would be payable if the termination is by the Company for "cause" or by Mr. Dunlap other than for "good reason." See "Termination and Change in Control Provisions" on page 5 below.

  The amount of the termination bonus would be determined by the Committee, but could not be less than the annual incentive bonus payable for the prior year, prorated for the number of days employed during the year of termination. The bonus would be payable in cash within 60 days after termination.

 Alternative Compensation Arrangements

  If the shareholders do not approve the stock option and bonus provisions of the Agreement, the Company and Mr. Dunlap have agreed to negotiate in good faith mutually acceptable alternative compensation arrangements. The terms and conditions of any such alternative compensation arrangements have not been determined.

 Other Benefits

  Mr. Dunlap will be eligible to participate in the 1994 Long-Term Incentive Plan if it is approved by the Company's shareholders at the Meeting and he will be required to purchase performance shares on the same terms as other corporate officers. See the description of the 1994 Long-Term Incentive Plan in the initial Proxy Statement and "Benefits under the Agreement and the 1994 Long-Term Incentive Plan" on page 6 below. Mr. Dunlap will also be eligible to participate immediately in the other benefit plans available generally to employees or other senior executives of the Company. However, he will not be eligible to participate in any other annual incentive plan, the Retirement Plan for Salaried Employees or the Termination Pay Plan.

  In the Agreement, the Company has agreed to purchase Mr. Dunlap's current home in Florida at its cost to him, $3,268,000, in order to facilitate his relocation to Philadelphia, and to provide certain other benefits. The Company intends to sell the home.

 Termination and Change in Control Provisions

  The Company may terminate Mr. Dunlap's employment under the Agreement at any time, or due to his disability, or for "cause." "Cause" means (i) Mr. Dunlap's willful failure substantially to perform his duties under the Agreement, except if such failure results from disability, or (ii) his conviction for a felony (or a plea of guilty or nolo contendere thereto).

  Mr. Dunlap may terminate his employment under the Agreement at any time with the Company's consent. In addition, he may terminate his employment for "good reason" by notifying the Company within 90 days after any of the following events occurring without his consent, unless remedied by the Company within 30 days after receiving such notice:

    (i) any change in Mr. Dunlap's title as Chairman of the Board and Chief Executive Officer or his removal from, or the failure to re-elect him to, such positions;

    (ii) any assignment of duties materially inconsistent with his positions or any material limitation of his powers as contemplated by the Agreement;

    (iii) any requirement that Mr. Dunlap be based without his consent anywhere other than at the Company's principal executive office;

    (iv) any reduction in Mr. Dunlap's base salary;

    (v) any failure to continue in effect any fringe benefit plan in effect at the date of the Agreement or to provide Mr. Dunlap equivalent benefits;

    (vi) the failure of the Company, within 90 days after the date of the Agreement, to have Mr. Dunlap duly elected as a Director and thereafter to maintain his status as a Director while he serves as Chief Executive Officer;

    (vii) a "change in control" of the Company; or

    (viii) any other material breach of the Agreement by the Company.

A "change in control" means the occurrence of any one of the following events:

    (i) any "person" as such term is used in Sections 3(a)(9) and 13(d) of the Securities Exchange Act of 1934, as amended, becomes a "beneficial owner," as such term is used in Rule 13d-3 promulgated under that Act, of 20% or more of the voting stock of the Company;

    (ii) the majority of the Board of Directors consists of individuals other than Incumbent Directors, which term means the members of the Board on the date of the Agreement; provided that any person becoming a Director subsequent to such date whose election or nomination for election was supported by two-thirds of the Directors who then comprised the Incumbent Directors is considered to be an Incumbent Director;

    (iii) the Company, without Mr. Dunlap's consent, adopts any plan of liquidation providing for the distribution of all or substantially all of its assets; or

    (iv) all or substantially all of the assets or business of the Company are disposed of pursuant to a merger, consolidation or other transaction (unless the persons who were shareholders of the Company immediately prior to such merger, consolidation or other transaction beneficially own, directly or indirectly, in substantially the same proportion as they owned the voting stock of the Company, all of the voting stock or other ownership interests of the entity or entities, if any, that succeed to the business of the Company).

  The Agreement provides that, if the Company terminates Mr. Dunlap's employment other than for "cause" and not due to his disability, or if he terminates his employment for "good reason," (i) he will receive as liquidated damages a lump sum payment in an amount equal to the base salary that would have been payable through the period ending April 18, 1999 or any then applicable renewal period, (ii) he will receive the termination bonus described above for any year after 1995 in which the termination occurs, (iii) he will be entitled to exercise within three years after the date of termination the Options which are then exercisable or which would have become exercisable within one year after the date of termination, and (iv) he will be entitled to continue participating in the employee benefit plans in which he had been entitled to participate before termination, for three years after termination, or to receive substantially equivalent benefits.

  The Agreement provides that, if the Company terminates Mr. Dunlap's employment for "cause" or if he terminates his employment with the consent of the Company, all obligations (other than accrued obligations) of the Company will cease, except that he will be able to exercise the Options which are exercisable on the date of termination within 60 days, if the termination is for "cause," and within one year, if it is with the consent of the Company.

  The Agreement provides that, if Mr. Dunlap's employment is terminated due to his death or disability, he will receive the termination bonus described above for any year after 1995 in which the termination occurs. If his employment is terminated due to death, his estate or legal representative will be entitled to exercise within one year the Options which are then exercisable or which would have become exercisable within one year after his death. If his employment is terminated due to disability, he will be entitled to exercise within three years all Options which are then exercisable or which would have become exercisable within one year after the date of termination.

BENEFITS UNDER THE AGREEMENT AND THE 1994 LONG-TERM INCENTIVE PLAN

  If the incentive bonus provision of the Agreement had been in effect for any of the years 1991, 1992 or 1993, no incentive bonus would have been payable for those years.

  Reference is made to the description of the 1994 Long-Term Incentive Plan (the "Plan") in the initial Proxy Statement and, specifically, to the description of "Plan Benefits" on page 25 thereof. If the Plan is approved by the Company's shareholders at the Meeting, Mr. Dunlap's payment obligation under the Plan, the number of performance shares that would be purchased upon exercise of one performance share right, and the current gross value of shares which may eventually be earned if the applicable performance goal is attained, assuming an annual rate of base salary of $1,000,000 and a share price of $40.75 (the closing price of shares on April 26, 1994), would be as follows.

                                           PERFORMANCE SHARES PURCHASED
                                    ---------------------------------------------------
                                                                CURRENT GROSS VALUE
                                                             (ASSUMING PERFORMANCE GOAL
      PAYMENT OBLIGATION            NUMBER                          IS ATTAINED)
      ------------------            ------                   --------------------------
        $50,000                     8,588                             $350,000

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

 Tax Deductibility Under Code Section 162(m)

  The Omnibus Budget Reconciliation Act of 1993 added Section 162(m) to the Internal Revenue Code of 1986, as amended (the "Code"). Effective January 1, 1994, this provision disallows a publicly-held company's deductions for employee remuneration exceeding $1,000,000 per year for certain executives, but contains an exception for qualified "performance-based compensation" if approved by the Company's shareholders. In December 1993, the Internal Revenue Service issued proposed regulations interpreting this provision. The Agreement has been drafted to enable the stock options and annual incentive bonuses described above to qualify as "performance-based compensation" if they are approved by the Company's shareholders. In addition, the Company has been advised that Mr. Dunlap would not be within the class of executives covered by the $1,000,000 limit in any year for which a termination bonus is payable. However, until the Internal Revenue Service's regulations are finalized, there can be no assurance that all of their requirements will be met.

 Tax Treatment of Stock Options

  No income would result to Mr. Dunlap upon the grant of stock options. Upon the exercise of a stock option, the amount by which the fair market value of the shares on the date of exercise exceeds the option price would be taxed to him as ordinary compensation income. Assuming the stock options qualify as "performance-based compensation" under the Section 162(m) regulations, the Company would be entitled to a deduction in the same amount. Upon a subsequent sale of any of those shares, Mr. Dunlap would realize capital gain or loss (long-term or short-term, depending on whether the shares were held for more than twelve months before sale) in an amount equal to the difference between his tax basis in the shares and the selling price.

  The preceding discussion is based upon the Code as presently in effect, which is subject to change, and does not purport to be a complete description of the federal income tax aspects of stock options.

MARKET PRICE OF COMMON SHARES

  The last sale price of the Company's shares, as reported in The Wall Street Journal, New York Stock Exchange--Composite Transactions, was $40.75 on April 26, 1994.

                                 OTHER MATTERS

  As of the date of this Supplemental Proxy Statement, the Board of Directors knows of no other matters to be presented for action at the meeting. However, if any further business should properly come before the meeting, the persons named as proxies will vote on that business in accordance with their best judgment.

                            SOLICITATION OF PROXIES

  The accompanying proxy is solicited on behalf of the Board of Directors. The cost of soliciting proxies will be paid by the Company. Following the original mailing of the proxies, several Company employees may solicit proxies personally, or by mail, telephone or telecopy. In addition, the Company has retained D. F. King & Co. to aid in the solicitation of proxies from brokers and nominees for an additional fee of $5,000 for this supplemental solicitation. The Company will reimburse banks, brokerage firms, voting trustees and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy material to beneficial owners of shares.

  THERE ARE NO OTHER CHANGES TO THE INITIAL PROXY STATEMENT. IF A COPY OF THE INITIAL PROXY STATEMENT OR A PROXY FOR THE OTHER MATTERS OF BUSINESS TO BE CONDUCTED AT THE JUNE 3, 1994 MEETING IS NEEDED, IT MAY BE REQUESTED FROM THE SECRETARY AT THE ADDRESS OR TELEPHONE NUMBER INDICATED ON THE ACCOMPANYING NOTICE.

P
                                SCOTT PAPER COMPANY
R         THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY
           FOR THE ADJOURNED ANNUAL MEETING OF SHAREHOLDERS, JUNE 3, 1994
O
    The undersigned holder of Common Shares of Scott Paper Company hereby
X appoints JOHN J. BUTLER, ELLIS A. HORWITZ and STEPHEN D. FORD, and each or any of them, with power of substitution, as proxies to vote, and at their
Y discretion in the election of Directors to cumulate the vote of, all shares of the undersigned at the Annual Meeting of Shareholders to be held at 11:00 a.m. on June 3, 1994 at The Radisson Hotel-Philadelphia Airport, 500
    Stevens Drive, Philadelphia, Pennsylvania and at any adjournment thereof.

          ELECTION OF DIRECTORS. Nominees

          W.A. Andres, J.J. Crocker, A.J. Dunlap, P.J. Everaert, J.F. Fort, III, W.H. Gray, III, P. Harf, J.R. Leaman, Jr., R.K. Lochridge, B.K. MacLaury, C.B. Malone, G.L. Roubos, P. Stern

PLEASE MARK, SIGN, DATE AND MAIL THIS PROXY IN THE ENCLOSED ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

         (CONTINUED, AND TO BE MARKED AND SIGNED, ON THE OTHER SIDE)

                                                           -----------
                                                           SEE REVERSE
                                                              SIDE
                                                           -----------

[X]  PLEASE MARK YOUR                                                      1008
     VOTES AS IN THIS
     EXAMPLE.

     THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER(S). IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR ITEMS 1 AND 2.

- --------------------------------------------------------------------------------
          THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1 AND 2.
- --------------------------------------------------------------------------------

1. Election of Directors (see reverse)

         FOR       WITHHELD
         [_]         [_]

For, except vote withheld from the following nominee(s):

- -----------------------------------------------------


2. Approval of stock option and bonus provisions of employment agreement between the Company and A.J. Dunlap

           FOR      AGAINST      ABSTAIN
           [_]        [_]          [_]





TREAT AS CONFIDENTIAL IN ACCORDANCE
WITH COMPANY POLICY (SEE PAGE 1 OF     [_]
THE INITIAL PROXY STATEMENT)

I PLAN TO ATTEND THE MEETING           [_]


SIGNATURE(S) _____________________________   DATE __________
NOTE: Please sign exactly as name(s) appear hereon. Joint owners should each sign. Executors, administrators, trustees, etc., should give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer.